Aviat Networks Revises Proposal to Acquire Ceragon Networks to $3.08 Per Share

Increased consideration would include $2.80 per share in cash and $0.28 in equity consideration of Aviat stock, providing a premium of 47% to closing price of Ceragon shares on June 27, 2022

Combination of cash and equity consideration provides balance of immediate and long-term value, allowing shareholders of both Aviat and Ceragon to benefit from the considerable value creation potential of the combined company

New website ValueForCeragon.com provides information about what’s at stake and the slate of highly qualified independent directors who will ensure Ceragon pursues opportunities to create value

AUSTIN, Texas – August 2, 2022 – Aviat Networks, Inc. (NASDAQ: AVNW) (“Aviat”), the leading expert in wireless transport solutions, today announced it has submitted a revised nonbinding proposal (“Revised Proposal”) to acquire all the outstanding shares of Ceragon Networks Ltd. (NASDAQ: CRNT) (“Ceragon”) to the Ceragon Board. The Revised Proposal provides even greater value than Aviat’s June 27, 2022 proposal and is structured to maximize value and certainty for Ceragon and its shareholders, and to address the requests Ceragon shareholders have made for an opportunity to benefit from the value the combined company will provide. Aviat also announced the launch of a new website, ValueforCeragon.com, which provides information about what is at stake for Ceragon shareholders.

Under the terms of the Revised Proposal, which was delivered to Ceragon’s Chief Executive Officer today, Ceragon shareholders would receive $2.80 per share in cash and $0.28 in equity consideration of Aviat stock. The combination of cash and equity consideration provides a balance of immediate and long-term value, allowing shareholders of both Aviat and Ceragon to benefit from the significant upside of the combined company. This proposal represents a substantial premium of 47% to the closing price of Ceragon shares on June 27, 2022 of $2.09 (the last close price prior to Aviat’s first public offer) and a 64% premium to Ceragon’s 60-day volume-weighted average share price of $1.88.

“Since we publicly announced our proposal to acquire Ceragon on June 27, 2022, we have spoken with Wall Street analysts and many Ceragon shareholders, who have recognized the compelling strategic logic of such a combination,” said Aviat President and CEO Peter Smith. “In addition to offering immediate and certain value to Ceragon shareholders, our transaction will create significant synergy opportunities, and provide the combined company with the scale and reach to innovate more, expand revenue opportunities, and enhance addressable market capture. Ceragon shareholders have told us clearly that they would also like to benefit from the combination over time. We have addressed this in our revised proposal through the addition of an equity component, which provides Ceragon shareholders with a compelling opportunity for both near and long-term value creation.

“We remain committed to consummating a transaction with Ceragon and taking all the necessary steps to make that happen. Despite the disappointing quarterly results recently announced by Ceragon, which marked the company’s sixth consecutive quarter of negative free cash flow, we continue to see value in a combination, and remain committed to doing everything possible to make that happen. We have revised our proposal to provide greater value to Ceragon shareholders and believe they – and Ceragon’s Board – will be receptive to our revised proposal.”

Ceragon shareholders can visit ValueforCeragon.com for greater detail on the benefits of the proposed transaction, the deficiencies of Ceragon’s existing stand-alone strategy, the tremendous value destruction overseen by Ceragon’s current Board, and the qualifications of Aviat’s five highly qualified Board nominees.

The full text of the letter delivered to Ceragon on August 2, 2022 is included below:

August 2, 2022
Mr. Zohar Zisapel, Chairman of the Board
Mr. Doron Arazi, Chief Executive Officer
Ceragon Networks Ltd.
24 Raoul Wallenberg Street
Tel-Aviv 69719, Israel

Dear Messrs. Zisapel and Arazi:

As a follow-up to our conversation earlier today and based on feedback we received from Ceragon shareholders, Aviat is hereby increasing its offer for all of the outstanding shares of Ceragon to $3.08 per share, consisting of $2.80 in cash and $0.28 in equity consideration of Aviat stock (the “Revised Proposal”). We believe the Revised Proposal represents a compelling and full value proposition to Ceragon shareholders as it represents a 64% premium to Ceragon’s 60-day volume-weighted average share price of $1.88 and a 47% premium to Ceragon shareholders based on the closing price on June 27, 2022 of $2.09 (the last closing price prior to our public offer). Moreover, the stock component of our proposal will permit your shareholders to share in the synergies of the combination of our two companies.

We intend to finance the transaction with cash on hand and bank debt. We have re-confirmed with our potential financing sources that each is highly confident in our ability to obtain debt financing at this level. Upon completion of due diligence and drafting the mutually acceptable definitive agreement, which we believe can be accomplished prior to the date of the Ceragon extraordinary general meeting, we would procure binding commitment letters for the full debt financing.

As with our original proposal, the consummation of the transaction is subject to the approval of Ceragon’s shareholders, customary regulatory approvals and other standard conditions. The consummation of the transaction would not be subject to any financing condition. No binding obligation or commitment for either of us will arise with respect to this Revised Proposal or any transaction until we have executed a mutually agreeable definitive agreement.

We remain very enthusiastic about a combination of Aviat and Ceragon and will immediately commit the resources to expeditiously move forward. Please do not hesitate to call me if you have any questions.
Sincerely,

Peter Smith
Aviat Networks
President and Chief Executive Officer

About Aviat Networks, Inc.

Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high-performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Forward-Looking Statements
The information contained in this document includes forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements include, without limitations, statements regarding the proposed transaction between Aviat and Ceragon, the results of the requested extraordinary general meeting of shareholders of Ceragon, Ceragon’s actions in connection therewith, and any potential related litigation. All statements, trend analyses and other information contained herein regarding the foregoing beliefs and expectations, as well as about the markets for the services and products of Aviat and trends in revenue, and other statements identified by the use of forward-looking terminology, including, without limitation, "anticipate," "believe," "plan," "estimate," "expect," "goal," "will," "see," "continue," "delivering," "view," and "intend," or the negative of these terms or other similar expressions, constitute forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, forward-looking statements are based on estimates reflecting the current beliefs, expectations and assumptions of the senior management of Aviat regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:
the impact of COVID-19 on our business, operations and cash flows;

continued price and margin erosion as a result of increased competition in the microwave transmission industry;

our ability to realize the anticipated benefits of any proposed or recent acquisitions, including our proposed transaction with Ceragon, within the anticipated timeframe or at all, including the risk that proposed or recent acquisitions will not be integrated successfully;

the results of the extraordinary general meeting of Ceragon’s shareholders;

the impact of the volume, timing, and customer, product, and geographic mix of our product orders;

the timing of our receipt of payment for products or services from our customers;

our ability to meet projected new product development dates or anticipated cost reductions of new products;

our suppliers’ inability to perform and deliver on time as a result of their financial condition, component shortages, the effects of COVID-19 or other supply chain constraints;

the effects of inflation and the timing and extent of changes in the prices and overall demand for and availability of our inputs;

customer acceptance of new products;

the ability of our subcontractors to timely perform;

weakness in the global economy affecting customer spending;

retention of our key personnel;

our ability to manage and maintain key customer relationships;

uncertain economic conditions in the telecommunications sector combined with operator and supplier consolidation;

our failure to protect our Intellectual property rights or defend against Intellectual property infringement claims by others;

the results of our restructuring efforts;

the ability to preserve and use our net operating loss carryforwards;

the effects of currency and interest rate risks;

the effects of current and future government regulations, including the effects of current restrictions on various commercial and economic activities in response to the COVID-19 pandemic;

general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States and other countries where we conduct business;

the conduct of unethical business practices in developing countries;

the impact of political turmoil in countries where we have significant business;

the impact of tariffs, the adoption of trade restrictions affecting our products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; and

Aviat’s ability to implement our stock repurchase program or the extent to which it enhances long-term stockholder value.

For more information regarding the risks and uncertainties for Aviat’s business, see "Risk Factors" in Aviat’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission ("SEC") on August 25, 2021 as well as other reports filed by Aviat with the SEC from time to time. Aviat does not undertake any obligation to update publicly any forward-looking statement, whether written or oral, for any reason, except as required by law, even as new information becomes available or other events occur in the future.
Additional Information
This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer or sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933 or an exemption therefrom.
In connection with any transaction between Aviat and Ceragon that involves the issuance of Aviat shares to the Ceragon shareholders, Aviat will file a registration statement with the SEC. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT, ANY AMENDMENTS THERETO AND OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors will also be able to obtain copies of the registration statement and other documents containing important information about each of the companies once such documents are filed with the SEC, without charge, at the SEC's web site at www.sec.gov.

Investor Contacts
Aviat Networks
Andrew Fredrickson
+1-408-501-6214
andrew.fredrickson@aviatnet.com

Okapi Partners LLC
Bruce Goldfarb / Chuck Garske / Teresa Huang

+1-212-297-0720
info@okapipartners.com

Media Contact
Abernathy MacGregor
Sydney Isaacs / Jeremy Jacobs
+1-212-371-5999
sri@abmac.com / jrj@abmac.com